AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST OF

JAMES ALPHA FUNDS TRUST

Pursuant to Article IX, Section 9.7 of the Amended and Restated Agreement and Declaration of Trust, dated January 8, 2021 (the “Declaration”), of James Alpha Funds Trust (the “Trust”), the undersigned Trustees of the Trust hereby amend the Declaration as set forth below.

1.        Article IX, Section 9.11

Article IX, Section 9.11 of the Declaration is hereby amended by striking the following language to Article IX, Section 9.11:

“No provision of this Section 9.11 shall be effective to require a waiver of compliance with any provision of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or the 1940 Act, or of any valid rule, regulation or order of the Commission thereunder.”

Article IX, Section 9.11 of the Declaration is hereby further amended by adding the following language to Article IX, Section 9.11:

“This Section 9.11 will not apply to claims brought under the federal securities laws.”

2.        Article IX, Section 9.12

Article IX, Section 9.12 of the Declaration is hereby amended by replacing the first sentence of Section 9.12 with the following:

“In accordance with Section 3804(e) of the Delaware Act, any suit, action or proceeding brought by or in the right of any Shareholder or any person claiming any interest in any Shares seeking to enforce any provision of, based on any matter arising out of, or in connection with, the Governing Instrument or the Trust, any Fund or Class, or any Shares (including any claim of any nature against the Trust, any Fund or Class, the Trustees, or officers of the Trust) shall be brought exclusively in the United States District Court for the Southern District of New York or, solely with respect to matters relating to the organization or internal affairs of the Trust or as otherwise required by law, the Court of Chancery of the State of Delaware to the extent there is subject matter jurisdiction in such court for the claims asserted or, if not, in the Superior Court of Delaware.”

3.	This amendment has been duly adopted by the Trustees.

4.	All other provisions of the Declaration shall remain in full force and effect.

IN WITNESS WHEREOF, the Trustees named below do hereby enter into this amendment to the Declaration as of the 22nd day of January 2021.

/s/ Neil Medugno Neil Medugno /s/ Patricia Walker Patricia Walker	/s/ David Knowlton David Knowlton /s/ Darrell Crate Darrell Crate